Exhibit 3.2

Addex Therapeutics Ltd

Organizational Rules

	Table of Contents

1.	Legal and Statutory Basis	4

2.	Corporate Bodies	4

3.	The Board of Directors	4
3.1	Constitution	4
3.2	Function and Competences	4
3.3	Duties	5
3.4	Powers and Duties of the Chairman	6
3.5	Delegation of Powers	7
3.6	Convening	7
3.7	Agenda	8
3.8	Presence and Quorum	8
3.9	Resolutions	9
3.10	Information and Reporting	9
3.11	Remuneration	9

4.	The Audit Committee	10
4.1	Composition and Constitution	10
4.2	Powers and Duties	10
4.3	Meeting, Minutes	12
4.4	Quorum and Resolutions	12

5.	The Compensation Committee	12
5.1	Composition and Constitution	12
5.2	Powers and Duties	12
5.3	Meeting, Minutes	13
5.4	Quorum and Resolutions	13

6.	The Nomination Committee	13
6.1	Composition and Constitution	13
6.2	Powers and Duties	13
6.3	Meeting, Minutes	14
6.4	Quorum and Resolutions	14

7.	The Chief Executive Officer	14
7.1	Appointment and Responsibility	14
7.2	Powers and Duties	14
7.3	Duty to Report	15

8.	The Addex Executive Management	15
8.1	Composition	15
8.2	Powers and Duties	15
8.3	Constitution	15

9.	Signatory Power	16

10.	Confidentiality	16

11.	Conflict of Interests	16

11.1	General Principles	16
11.2	Duty to Disclose	16
11.3	Conflicts	17
11.4	Measures	17

12.	Final Provisions	18

1.                                      Legal and Statutory Basis

Based on Art. 716b of the Swiss Code of Obligations (CO) and Art. 19 of the Articles of Association, the Board of Directors of Addex Therapeutics Ltd (the Company) adopts these Organizational Rules (the Organizational Rules).

The Organizational Rules define the organization, operation and powers and responsibilities of the corporate bodies of the Company, as well as the principles for the governance of the Addex Group (the Group).

2.                                      Corporate Bodies

The corporate bodies of the Company are:

•                                          the board of directors (the Board) and the members of the Board (the Directors);

•                                          the chairman (the Chairman) and secretary (the Secretary) of the Board;

•                                          the chief executive officer (the CEO) and the Addex Executive Management (the AEM); and

•                                          if constituted, the standing committees of the Board (the Committees), i.e. the Audit Committee (the AC), the Compensation Committee (the CC) and the Nomination Committee (NC).

3.                                      The Board of Directors

3.1                               Constitution

The members of the Board of Directors and Chairman are elected by the annual general meeting of shareholders. Should the position of Chairman become vacant during the year, the members of the Board of Directors will elect from its members an Interim Chairman. The Board further appoints the Secretary who does not need to be a Director. The Committees may designate their own secretaries.

3.2                               Function and Competences

The Board is, subject to the advisory functions, the legal and statutory duties and competences of the Company’s general shareholders’ meeting and the statutory auditors, the supreme executive body of the Company. The Board is further responsible for the ultimate supervision of the Group.

The Board shall have authority to perform all acts which the business purpose of the Company may entail.

The Board shall have authority to pass resolutions in all matters which are not reserved to the meeting of shareholders by law, the Articles of Association (Art. 698 and 716 CO) or these Organizational Rules.

3.3                               Duties

The Board has, in particular, the following non-delegable and inalienable duties (Art. 716b CO and 19 of the Articles of Association):

1.                                      the ultimate direction of the Company and the Group and the issuance of the necessary instructions;

2.                                      the determination of the organization of the Company, including the adoption and revision of the Organizational Rules;

3.                                      the organization of the accounting system, the financial control and the financial planning;

4.                                      the appointment, remuneration and dismissal of the CEO of the company and of managers directly reporting to the CEO, as well as the determination of their signatory power;

5.                                      the ultimate supervision of the persons entrusted with management of the Company, specifically in view of their compliance with the law, the Articles of Association, the Organizational Rules and directives given from time to time by the Board;

6.                                      the preparation of the business report, the preparation for the meetings of shareholders and the implementation of the resolutions adopted by the meeting of shareholders;

7.                                      the notification of the judge if liabilities exceed assets.

8.                                      the passing of resolutions regarding the supplementary contribution for shares not fully paid-in (Art. 634a CO);

9.                                      the passing of resolutions concerning an increase in share capital to the extent that such power is vested in the Board (Art. 651 al. 4 CO), and of resolutions concerning the confirmation of capital increases and corresponding amendments to the Articles of Association (Art. 651a, 652g, 652h, 653g and 653h CO), as well as making the required report on the capital increase;

10.                               the non-delegable and inalienable duties and powers of the Board pursuant to the Swiss Merger Act and any other law;

11.                               the examination of the necessary qualifications of the auditors.

In addition, the Board has the following exclusive power and duties:

12.                               the adoption of, and any amendments or modifications (except for immaterial changes) to, any equity incentive plan, stock option agreement, restricted stock purchase agreement, etc.

13.                               the decisions regarding entering into any financing arrangement in excess of CHF 2 million including loan agreements, credit lines, letters of credit or capitalized leases;

14.                               the issuance of convertible debentures, debentures with option rights or other financial market instruments;

15.                               the approval of the business strategy and the approval and adoption of the budget of the Company;

16.                               decisions or actions in excess of CHF 1 million which are not in accordance with the budget;

17.                               the approval of any recommendation made by any of the Committees.

The Board may entrust some or several of its members, as individuals or as members of a committee, with the duty to prepare and carry out its resolutions or to supervise certain matters. The Board keeps its members duly informed on these matters.

3.4                               Powers and Duties of the Chairman

The Chairman has the following powers and duties:

1.                                      to organize and prepare the agenda for the meetings of the shareholders and of the Board;

2.                                      to convene the meetings of the shareholders;

3.                                      to preside over the meetings of the shareholders and of the Board.

Should the Chairman be unable to exercise his functions, his/her functions shall be assumed by the Interim Chairman, or if the latter should also be unable, another Director appointed by the Board, to the extent permitted by law.

3.5                               Delegation of Powers

The Board herewith delegates to the CEO all other duties, including the preparation and implementation of the Board resolutions as well as the supervision of particular aspects of the business in the sense of Art. 716a para. 2 CO, as well as the management of the Company and the Group in the sense of Art. 716b CO.

The Board may, upon giving appropriate notice to the corporate body to whom it has delegated any of its powers and duties, re-assume responsibility for such powers and duties. Similarly, the Board may, upon giving appropriate notice, delegate such powers and duties to any other corporate body or persons as it may from time to time deem appropriate.

3.6                               Convening

The Board shall meet regularly and as often as necessary, but in any event at least five times per year.

The Chairman or, if he is not in a position to do so, the Interim Chairman or the Secretary on their behalf convenes the meeting. In addition, each Director can, by stating the reasons and the items to be placed on the agenda, request the Chairman, to convene a meeting. In such event the Chairman or, if he is not in a position to do so, the Interim Chairman or the Secretary on their behalf shall convene the meeting within 14 days after receipt of the respective demand.

Notice of meetings shall be given at least 10 days in advance in writing by any suitable means (e.g., email, telefax). In urgent cases a meeting may be held on 48 hours notice. Any Director who is unable to attend a meeting in person shall have the right to attend the meeting by means of telephone or video conference so that all persons so participating and attending such meeting in person can hear and be heard by all others so participating and attending. The Board may take without a meeting any action it would be permitted to take at a meeting by a written consent signed by each Director.

Meetings of the Board may be held by telephone-conference or other means of direct communication.

In the event that the Board is to resolve on the certification of a capital increase or on supplementary contributions for shares not fully paid-in, as well as on the subsequent amendment of the Articles of Association (Art. 652g and 634a CO), no invitations have to be sent out and any of the Directors shall be authorized to make the respective certifications before the notary public.

3.7                               Agenda

The items on the agenda of the meetings of the Board shall be determined by the Chairman after consultation with the CEO.

The agenda of the meetings shall be communicated to the Directors when the convening occurs and shall be accompanied by the materials belonging to the items on the agenda.

Each Director is entitled to request that further items be put on the agenda provided that such items are submitted to the Chairman not later than 5 (five) days before the meeting. In such event, the Chairman shall communicate the additional items on the agenda to the other Directors before the beginning of the meeting.

No resolution shall be taken on items which were not on the agenda of the meeting unless every Director is present at the meeting and consents to the proposed resolution.

3.8                               Presence and Quorum

The Chairman or, if he is not in a position to do so, the Interim Chairman or any other Director, shall direct the debate during the meeting and determine the non-members who may attend as guests the meetings as such or the deliberation of particular items on its agenda.

The Board may pass resolutions when the majority of the Directors are present. Absent Directors cannot be represented.

No quorum is required if the meeting is called to

•                                          certify an increase of capital or supplementary contributions for shares not fully paid-in, and to effect the amendment of the Articles of Association related thereto pursuant to Art. 651a, 652g, 653g and 634a CO;

•                                          approve the execution of a merger agreement in case of a simplified merger pursuant to Art. 23 of the Swiss Merger Act;

•                                          approve the execution of a transfer agreement pursuant to Art. 70 of the Swiss Merger Act in case that the transferred assets do not exceed 10% of the total assets of the Company.

The CEO shall be entitled to attend every meeting of the Board and to participate in its debate and deliberations with the exception of executive sessions. However, he shall not be entitled to vote, unless he is a member of the Board.

3.9                               Resolutions

Resolutions of the Board shall be adopted by a majority of the votes cast. In case of a tie, the Chairman has the casting vote.

Resolutions on any given motion by written or telecommunicated (telefax, telex, email) votes shall be permissible, but need to be properly minuted. Resolutions may also be passed by written or telecommunicated (telefax, telex, email) consent to a motion unless a Director requests oral deliberation.

Minutes shall be kept of the deliberations and resolutions of the Board. The minutes shall contain a summary of the deliberations and the resolutions with the result of the vote. The minutes shall be signed by the Chairman and the Secretary. They shall be approved by the Board at the next meeting. Minutes shall also be kept if the Board consists only of a sole member.

3.10                        Information and Reporting

Each Director shall be entitled to request information concerning all affairs of the Company. In the meetings, all Directors and all persons entrusted with the management of the Company’s business shall furnish the requested information.

Outside the meetings of the Board, each Director may request information from the persons entrusted with the management of the Company’s business concerning the course of business and, upon authorization by the Chairman, concerning particular aspects thereof. In such case, he/she shall address a written request to the Chairman indicating the reasons for his/her request.

To the extent necessary to fulfil his duties, each Director may request that the Chairman authorize the inspection of the books and records of the Company. If the Chairman rejects a request for information, hearing or inspection, the Board shall decide whether to grant such request.

Notwithstanding the foregoing, individual resolutions of the Board may confer upon the Directors additional rights to request information and inspection.

3.11        Remuneration

The Board determines the amount of the fixed remuneration of its members, taking into account their respective responsibilities, experience and the time which they invest in their activity as members of the Board. Extraordinary assignments or work which a Director accomplishes outside of his/her activity as a Director shall be specifically remunerated. Such remuneration shall be approved by the Board and the total annual remuneration of the Board shall be approved by the shareholders at the annual general meeting.

In addition, the Directors shall be reimbursed all reasonable cash expenses properly incurred by them in the discharge of their duties, including their reasonable expenses of traveling to and from the meetings of the Board, committee meetings and meetings of shareholders.

4.                                      The Audit Committee

4.1                               Composition and Constitution

Should the Board elect to constitute an AC then the AC consists of three non-executive and independent Directors. The members have to be financially literate.

For the purpose of these Organizational Rules, a “non-executive” Director shall be a Director who does not perform any line management function within the Company; an “independent” Director shall be a non-executive Director and a Director who never was or was more than three years ago a member of the executive management and who has no or comparatively minor business relations with the Company.

The members of the AC shall be appointed, as a rule, for the entire duration of their mandate as Directors and shall be re-eligible.

The AC constitutes itself, including shall appoint a chairman, each year at its first meeting after the annual general meeting of shareholders.

4.2                               Powers and Duties

The AC has following powers and duties:

(a)                                 with respect to the statutory auditors and group auditors:

•                                          to review and assess the effectiveness of the statutory auditors and the group auditors (Auditors), in particular their independence from the Company. In connection therewith, it reviews in particular additional assignments given by the Company or its subsidiaries. The AC may issue binding regulations or directives in connection with such additional assignments;

•                                          to review and assess the scope and plan of the audit, the examination process and the results of the audit and to examine whether the recommendations issued by the Auditors have been implemented by management;

•                                          to review the Auditors’ reports, to discuss their contents with the Auditors and with the management;

•                            to approve the terms and conditions of the engagement of the Auditors.

(b)                   with respect to internal audit and risk management, to the extent implemented:

•                            to review the effectiveness of the internal audit function, its professional qualifications, resources and independence and its cooperation with external audit;

•                            to approve the annual internal audit concept and the annual internal audit report, including the responses of the management thereto;

•                            to assess the risk assessment established by the management and the proposed measures to reduce risks;

•                            to assess the state of compliance with norms within the Company.

(c)                    with respect to accounting principles and control mechanism:

•                            to review in cooperation with the Auditors, the CEO and the Chief Financial Officer (the CFO) whether the accounting principles and the financial control mechanism of the Company and its subsidiaries are appropriate in view of the size and complexity of the Group.

(d)                   with respect to financial statements:

•                            to review the annual and interim statutory and consolidated financial statements intended for publication. It should discuss these with the CFO and the head of internal audit and, separately, with the head of external audit;

•                            to make a proposal to the Board with respect to these annual and interim statutory and consolidated financial statements; the responsibility for approving the annual financial statements remains with the Board.

The Board may entrust the AC with additional duties in financial matters, e.g. the analysis of the financial consequences of specific transactions or specific events.

In discharging its responsibilities, the AC shall have unrestricted access to the Company’s and the Group’s management, books and records.

The AC shall regularly report to the Board on its findings and propose appropriate actions.

4.3                               Meeting, Minutes

The AC shall meet as often as necessary, and at the written (e.g. email) request of any of its members.

It shall keep its own minutes.

4.4                               Quorum and Resolutions

The AC shall pass resolutions when the majority of its members are present. Resolutions of the AC shall be adopted by a majority of the votes cast. In case of a tie, the chairman of the AC has the casting vote.

5.                                      The Compensation Committee

5.1                               Composition and Constitution

The CC consists of a minimum of two Directors, the majority of which shall be non-executive and independent as defined under Section 4.1.

The members of the CC shall be appointed, as a rule, for the entire duration of their mandate as Director and shall be re-eligible.

The CC is elected by the shareholders at the annual general meeting. The Board shall appoint a chairman of the CC, each year at its first meeting after the annual meeting of shareholders.

5.2                               Powers and Duties

The CC has the following powers and duties:

•                            to review and assess on a regular basis the remuneration system of the Company and the Group (including the management incentive plans) and to make proposals in connection thereto to the Board;

•                            to recommend the terms of employment, in particular the remuneration package, of the CEO and to make proposals in relation to the remuneration of Directors;

•                            to recommend upon proposal of the CEO the terms of employment, in particular the remuneration package, of employees reporting directly to the CEO as well as review matters related to the compensation of other top managers, as well as the general employee compensation, benefit policies and HR practices of the Company;

•                            to make recommendations on the grant of options or other securities under any management incentive plan of the Company.

The Board may entrust the CC with additional duties in compensation matters.

In discharging its responsibilities, the CC shall have unrestricted access to the Company’s and the Group’s management, books and records.

The CC shall regularly report to the Board on its findings and propose appropriate actions.

5.3                               Meeting, Minutes

The CC shall meet as often as necessary, and at the written (e.g. email) request of any of its members.

The CC shall record its resolution and shall keep its own minutes.

5.4                               Quorum and Resolutions

The CC shall pass resolutions when the majority of its members are present. Resolutions of the CC shall be adopted by a majority of the votes cast. In case of a tie, the chairman of the CC has the casting vote.

6.                                      The Nomination Committee

6.1                               Composition and Constitution

Should the Board elect to constitute an NC then the NC shall consist of three Directors, the majority of which shall be non-executive and independent as defined under Section 4.1.

The members of the NC shall be appointed, as a rule, for the entire duration of their mandate as Director and shall be re-eligible.

The NC constitutes itself, including shall appoint a chairman, each year at its first meeting after the annual meeting of shareholders.

6.2                               Powers and Duties

The NC has the following powers and duties:

•                            to assure a long-term planning of appropriate appointments to the position of CEO and to the Board;

•                            to nominate candidates to fill vacancies on the Board or for the position of CEO;

•                            to make recommendations on board composition and balance.

The Board may entrust the NC with additional duties in nomination matters.

In discharging its responsibilities, the NC shall have unrestricted access to the Company’s and the Group’s management, books and records.

The NC shall regularly report to the Board on its findings and propose appropriate actions.

6.3                               Meeting, Minutes

The NC shall meet as often as necessary, and at the written (e.g. email) request of any of its members.

The NC shall record its resolution and shall keep its own minutes.

6.4                               Quorum and Resolutions

The NC shall pass resolutions when the majority of its members are present. Resolutions of the NC shall be adopted by a majority of the votes cast. In case of a tie, the chairman of the NC has the casting vote.

7.                                      The Chief Executive Officer

7.1                               Appointment and Responsibility

The CEO shall be appointed by the Board and shall have the primary responsibility for the management of the Company and the Group.

7.2                               Powers and Duties

The CEO shall have all the powers and duties that are not explicitly reserved to the Board or a Board committee by these Organizational Rules.

In particular, he/she shall have the following powers and duties:

•                            the provision of all information and documents necessary to the Board;

•                            the implementation of the resolutions passed by the Board;

•                            the organization, management and control of the day-to-day business of the Company;

•                            the proposal to the Board for the approval of transactions to be resolved by the Board;

•                            the proposal to the Board for the appointment and removal of members of the AEM;

•                            the organisation of the AEM and the preparation, calling and presiding of the meetings of the AEM.

7.3                               Duty to Report

The CEO shall at each meeting of the Board report to the Board on the course of business of the Company and the Group in a manner agreed upon from time to time between the Board and the CEO.

Apart from the meetings, the CEO reports immediately any extraordinary event and any change within the Company and within the Group to the Chairman.

8.                                      The Addex Executive Management

8.1                               Composition

The AEM consists of the CEO, as chairman, as well as of officers of the Group designated by the CEO and directly reporting to the CEO. The members of the AEM may be formally employed by the Company or by a Group company

8.2                               Powers and Duties

The members of the AEM attend to the day-to-day business of the Company and the Group under the supervision of the CEO.

Each member of the AEM informs the CEO in the AEM meetings about the evolution of the business and the most important events regarding the Company and the Group. Apart from the meetings, each member of the AEM reports immediately any extraordinary event and any change within the Company and within the Group to the CEO who shall immediately inform the Chairman.

The members of the AEM shall make proposals to the CEO who will take the final executive decision

8.3                               Constitution

The AEM shall constitute and organize itself under the supervision of the CEO, who shall establish the necessary regulations of the AEM.

9.                                      Signatory Power

The Board appoints those of its members who shall have the power to represent the Company. Those members shall have the power to sign collectively by two. The Board has further the authority to determine and confer the power to sign. Such persons shall only have the collective signature by two. Since 2013, the Company has had a significantly reduced Board and AEM and therefore the Chairman and the CEO have been granted individual signature powers.

The signature powers shall be registered with the Commercial Register.

10.                               Confidentiality

The Directors and the members of the AEM shall keep confidential all information and documents obtained in connection with the exercise of their function for the Company and the Group, including these Organizational Rules. Persons who have received confidential information shall not disclose its content to third parties, and shall take all measures to prevent third parties from having access to its content. This obligation and duty shall continue even after the term of office of the member has expired.

Upon termination of their function they shall return to the Company all documents obtained in connection therewith.

11.                               Conflict of Interests

11.1                        General Principles

Each Director and member of the AEM is responsible for organizing his/her private and business relationships in order to avoid conflicts of interests with the Company or the Group. A Director or a member of the AEM who is in a permanent conflict of interest shall no longer fulfill his/her function.

Directors and members of the AEM shall abstain from dealing or exercising their voting rights (if applicable) in matters involving their personal interests or the interests of individuals or entities related to them.

11.2                        Duty to Disclose

A Director or a member of the AEM shall disclose all board memberships she/he holds, as well as any other interests, mandates, functions or activities which could potentially lead to a point of contact with the Company or the Group. Each such person shall disclose such interests on a continuing basis to the Secretary of the Board who shall convey them to the Chairman.

If Directors or the Chairman determine a potential conflict of interests, the Chairman may conduct supplemental investigations and shall issue a recommendation for the Board. The Board shall treat this recommendation at the latest at its next meeting.

In connection with the corporate governance report to be published with the annual report of the Company, the Secretary of the Board shall additionally circulate at the beginning of each fiscal year a questionnaire to all Directors and members of the AEM with respect to such interests, mandates or activities.

11.3                        Conflicts

A conflicting interest shall mean the special interest the Director or the member of the AEM has, which could be opposite to the interest of the Company or the Group, with respect to a transaction or matter due to the fact he/she or a related person has a financial or non-financial interest in, or is otherwise closely linked to, the transaction or matter. A related person of a Director means

(i)                       the spouse (or a parent or sibling thereof) of the Director or the member of the AEM, or a child, grandchild, sibling, parent (or spouse of any thereof) of the Director or the member of the AEM, or an individual having the same home as the Director or the member of the AEM, or trust or estate of which an individual specified in this clause (i) is a substantial beneficiary;

(ii)                    a trust, estate, incompetent or minor of which the Director or the member of the AEM is a trustee, administrator or guardian; or

(iii)                 one of the following persons or entities: (A) an entity of which the Director or the member of the AEM is a director, general partner, agent, major shareholder or employee; (B) a person or entity that controls one or more of the entities specified in subclause (A) or an entity that is controlled by, or is under common control with, one or more of the entities specified in subclause (A); or (C) an individual who is a general partner, principal or employer of the Director or the member of the AEM.

11.4                        Measures

The Chairman should request a decision by the Board which reflects the seriousness of the conflict of interest. The Board shall decide without the participation of the person concerned.

If a Director or a member of the AEM is required to abstain from voting in a transaction or matter, he/she shall not be counted in the quorum of the meeting in question. Also, such Director or member of the AEM shall not receive any confidential information with respect to such transaction or matter and shall use best efforts to ensure that he/she does not receive such information. Neither shall such Director or member of the AEM participate in meetings to the extent such transaction or matter is discussed and/or resolved. Finally, such Director or member of the AEM shall not have access to the minutes of such meeting or to any relevant materials or information. This provision shall act as a limitation of information rights a Director or a member of the AEM may have pursuant to Section 3.10 or otherwise pursuant to this Organizational Rules or under applicable law.

Any transaction between the Company or a Group company and a Director or a member of the AEM shall be carried out “at arm’s length” and shall be approved without participation of the party concerned. If appropriate, a neutral opinion shall be obtained.

12.                               Final Provisions

These Organizational Rules shall take effect immediately.

These Organizational Rules and its appendices shall be reviewed when necessary, but at least every 2 years at the first meeting of the Board following the annual general shareholders’ meeting.

Geneva, 1 July 2017.

Vincent Lawton	Tim Dyer
Chairman of the Board	Secretary to the Board